Sub-Item 77I: Terms of new or amended securities

The Board of Trustees approved the creation of the Gotham Enhanced S&P 500 Index Fund, (the "Fund"), an additional series of the Trust via a Unanimous Written Consent dated November 8, 2016. The Fund consists of one class of shares: Institutional Class shares. A description of the Fund's Institutional Class shares is contained in the Fund's Prospectus and Statement of Additional Information each dated February 1, 2017, which was filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 485(b) of the Securities Act of 1933, as amended (the "1933 Act") on January 30, 2017.

The Board of Trustees approved the creation of the Gotham Master Long Fund and the Gotham Master Neutral Fund, (the "Funds"), additional series of the Trust via a Unanimous Written Consent dated February 13, 2017. Each Fund consists of one class of shares: Institutional Class shares. A description of the Funds' Institutional Class shares is contained in the Funds' Prospectus and Statement of Additional Information each dated May 1, 2017, which was filed with the Commission pursuant to Rule 485(b) of the 1933 Act on May 2, 2017.